Exhibit 10.16

Post-Termination Agreement and Covenant Not to Compete
This Post-Termination Agreement and Covenant Not to Compete (this “Agreement”) is entered into as of June 6, 2019 by and between Walmart Inc., a Delaware Corporation and its subsidiaries and affiliates (collectively, “Walmart”) and Suresh Kumar (“Associate”).

Recitals
WHEREAS, Associate has accepted an offer letter from Walmart dated April 26, 2019 (the “Offer Letter”) whereby Associate has agreed to become Global Chief Technology Officer and Chief Development Officer (the “Initial Employment”); and
WHEREAS, as a material condition of Associate’s Initial Employment with Walmart and to receiving the compensation detailed in the Offer Letter including, specifically, the Sign-On Bonus and certain special equity awards (which are detailed in the Offer Letter), Associate is required to execute and deliver this Agreement to be attached as Exhibit A to the Offer Letter. Associate hereby executes this Agreement in Bentonville, Arkansas, where Walmart maintains its principal corporate offices ("Corporate").

Agreement
NOW, THEREFORE, in consideration of the premises and acknowledgments, covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, including but not limited to, Associate’s Initial Employment with Walmart, the opportunity to receive the compensation and Sign-On Bonus detailed in the Offer Letter, and the promise of payments under this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.	Acknowledgements
As part of this Agreement, the parties specifically acknowledge that:

a)	Walmart is a major retail operation, with stores located throughout the United States, territories of the United States and in certain foreign countries;

b)
Associate will become Global Chief Technology Officer and Chief Development Officer, which is a key executive officer position appointed by the Walmart Board of Directors and Associate will report to the President and Chief Executive Officer of Walmart, who is located at Corporate;

c)
As an essential part of its business, Walmart has cultivated, established and maintained long-term customer and vendor relationships and goodwill, and competitive advantages which are difficult to develop and maintain, have required and continue to require a significant investment of time, effort and expense, and that can suffer significantly and irreparably upon the departure of key officers, regardless of whether the officer has been personally involved in developing or maintaining the relationships, goodwill or competitive advantages;

d)
In the development of its business, Walmart has expended a significant amount of time, money and effort in developing, maintaining and protecting private, sensitive, confidential, proprietary and trade secret information including but not limited to, information regarding Walmart’s products or services, strategies, research and development efforts, logistics, transportation, selling and delivery plans, geographic markets, developing or potential geographic markets, developing or potential product markets, mergers, acquisitions, divestitures, data, business methods, computer programs and related source and object code, supplier and customer relationships, contacts and information, methods or sources of product manufacture, know-how, product or service cost or pricing, personnel allocation or organizational structure, business, marketing, development and expansion or contraction plans, information concerning the legal or financial affairs of Walmart, any other non-public information, and any other information protected by the Nondisclosure and Restricted Use Agreement executed by

Associate (collectively, “Confidential Information”), the disclosure or misuse of which could cause irreparable harm to Walmart’s business, anticipated business, and its competitive position in the retail marketplace;

e)
As Global Chief Technology Officer and Chief Development Officer, Associate will have access to Confidential Information that would be of considerable value to Walmart’s global and domestic competitors and potential competitors; and

f)	Associate acknowledges that Walmart is entitled to take appropriate steps to ensure:

i.	That its associates do not misappropriate or make any other improper use of Confidential Information;

ii.	That no individual associate, competitor or potential competitor gains an unfair, competitive advantage over Walmart; and

iii.	That its competitors and potential competitors do not improperly gain access to or make any use of Confidential Information in their efforts to compete against, or cause harm to, Walmart.

II.	Transition Payments
For purposes of this Agreement, the term "Separation Date" means the effective date of Associate’s termination of employment with Walmart. If Walmart terminates Associate’s employment, Walmart will pay Associate certain transition payment(s) as detailed below based upon Associate’s base salary at the rate in effect on the Separation Date (“Transition Payments”), subject to such withholding as may be required by law and subject to the conditions set forth in this Section II. Transition Payments will commence and be paid at the times and in the amounts provided in Section II (f).

a)	Transition Payments will not be paid if Associate is terminated as the result of Associate’s violation of any Walmart policy.

b)	No Transition Payments will be paid if Associate voluntarily resigns or retires from employment with Walmart.

c)
Receipt of Transition Payments is contingent on Associate executing a waiver and release of claims at the time of Associate’s separation from employment with Walmart in a form that is satisfactory to Walmart.

d)
Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be paid under this Agreement if Associate dies or becomes disabled on or before the Separation Date. If Associate dies during the period when Transition Payments are being made, Transition Payments will cease, and Associate’s heirs will not be entitled to the continuation of such payments. Transition Payments will not be affected should Associate become disabled after the Separation Date.

e)
Associate’s violation of the obligations under Sections IV, V or VI, below, or any other act that is materially harmful to Walmart’s business interests while the Agreement remains in effect, will result in the immediate termination of the Transition Payments, the recovery of the Transition Payments already made, and any other remedies that may be available to Walmart. In such event, Associate acknowledges that this Agreement and Associate's obligations hereunder shall continue per their terms and that Associate shall not claim that the Agreement fails for lack of consideration in light of the Sign-On Bonus and Initial Employment specifically referenced and incorporated above.

f)	Transition Payments will be paid on the following schedule based on length of service:

i.
Should Associate's Separation Date be on or before January 31, 2020, the Transition Payment will be equivalent to three (3) months of base salary, and will be paid within thirty (30) days of the Separation Date;

ii.
Should Associate's Separation Date be anytime between February 1, 2020 through January 31, 2021, the Transition Payment will be one (1) year of base salary. 50% of such Transition Payment will be paid within thirty (30) days of the Separation Date and the remainder will be paid in accordance with subsection iv below; and

iii.
Should Associate's Separation Date be on or after February 1, 2021, the Transition Payment will be two (2) years of base salary. 25% of such Transition Payment will be paid within thirty (30) days of the Separation Date and the remainder will be paid in accordance with subsection iv below.

iv.	The remainder of the Transition Payments per subsection ii and iii above shall commence on the first regularly scheduled pay period six (6) months after Associate’s termination and shall be made during each regularly scheduled pay period thereafter until paid in full. Each Transition Payment shall be the amount which would have continued as part of Associate’s regular base salary, less applicable withholding, and shall be made in the regularly scheduled payroll cycle, subject to the terms and conditions of this Agreement.

g)
Receipt of Transition Payments will not entitle Associate to participate during the Transition Period in any other incentive, restricted stock, performance share, stock option, stock incentive, profit sharing, management incentive or other associate benefit plan or program maintained by Walmart; except that, Associate will be entitled to participate in such plans or programs to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

III.	Benefits
Associate will be eligible for all other payments and benefits accrued and owing at the time of termination. Participation in all other benefits programs available to current associates will end on the effective date of Associate’s termination, subject to Associate’s rights under COBRA to continue group medical and dental coverage for eighteen (18) months, pursuant to the terms of COBRA, which are currently extended to terminating Walmart associates.

IV.	Covenant Not to Compete and Non-Solicitation of Associates
Due to the strategic, sensitive and far-reaching nature of the Associate’s position at Walmart and the Confidential Information to which the Associate will be exposed, Associate agrees, promises, and covenants that:

a)
For a period of two (2) years from the date on which Associate’s employment with Walmart terminates, and regardless of the cause or reason for such termination, Associate will not directly or indirectly:

i.
Own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section IV (b) (i) and/or any Global Retail Business as defined below in Section IV (b) (ii); and/or

ii.
Participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

iii.
Solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any officer, officer equivalent or management associate of Walmart, or any of its subsidiaries or affiliates.

b)	i. For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that:

1.
Sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and

2.
Has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S. $7 billion.

ii.
For purposes of this Agreement, the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that:

1.
In any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and

2.
Has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S. $7 billion in any country pursuant to

3.
(b) (ii) (1) or in the aggregate equal to or in excess of U.S. $7 billion in any countries taken together pursuant to (b) (ii) (1) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S. $7 billion.

iii.	For purposes of this Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

iv.	For purposes of this Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

v.
For purposes of this Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

c)
Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

d)
The covenant not to compete contained in this Section IV shall bind Associate, and shall remain in full force and effect, regardless of whether Associate qualifies or continues to remain eligible, for the Transition Payments described in Section II above. Termination of the Transition Payments pursuant to Section II will not release Associate from Associate’s obligations under this Section IV or Section V and VI.

V.	Future Assistance
Associate agrees to provide reasonable assistance and cooperation to Walmart in connection with any agency investigation, litigation or similar proceedings that may exist or may arise regarding events as to which Associate has knowledge by virtue of Associate’s employment with Walmart. Walmart will compensate Associate for reasonable travel, materials and other expenses incidental to any such support Associate may provide to Walmart, at Walmart’s request.

VI.	Preservation of Confidential Information
Associate will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his/her employment with Walmart and following his/her termination of employment with Walmart, except as may be authorized by Walmart.

VII.	Remedies for Breach
The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. Associate acknowledges that a breach of the provisions of Sections IV through VI, above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections IV through VI are a reasonable attempt by Walmart to protect its rights and to safeguard its Confidential Information goodwill and business relationships. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections IV through VI, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections VI through VI. With respect to any breach of this Agreement by Associate, Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart, and to return immediately to Walmart all of the monies previously paid to Associate by Walmart under this Agreement (but, for the avoidance of doubt, not including the Sign-On Bonus except if otherwise required pursuant to the terms of the Offer Letter); provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Section or by law or a waiver of its right to enforce any other provision of this Agreement.

VIII.	Severability

In the event that a court of competent jurisdiction shall determine that any portion or subportion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions or subportions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion or subportion of the covenant not to compete or non-solicitation set forth in Section VI shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

IX.	Nature of the Relationship
Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that Associate is not employed by Walmart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

X.	Entire Agreement
This document, along with the Offer Letter and the most recent Non-Disclosure and Restricted Use Agreement executed by and between the parties (the “Ancillary Agreement”), contain the entire understanding and agreement between Associate and Walmart regarding the subject matter of this Agreement, the Offer Letter and the Ancillary Agreement. This Agreement, together with the Offer Letter and Ancillary Agreement, supersede and replace any and all prior understandings or agreements between the parties regarding these subjects, and no representations or statements by either party shall be deemed binding unless contained herein or therein.

XI.	Modification
This Agreement may not be amended, modified or altered except in writing signed by both parties or their designated representatives.

XII.	Successors and Assigns
This Agreement will inure to the benefit of, and will be binding upon, Walmart, its successors and permitted assigns, and on Associate and his/her heirs, successors, and permitted assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

XIII.	Counterparts
This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original.

XIV.	Governing Law and Venue
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The parties agree that any action relating to the interpretation, validity or enforcement of this Agreement shall be brought in the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably:

a)	Submit themselves to the personal jurisdiction of such courts;

b)	Agree to service of such courts’ process upon them with respect to any such proceeding;

c)	Waive any objection to venue laid therein; and

d)	Consent to service of process by registered mail, return receipt requested.

Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

XV.	Statement of Understanding
By signing below, Associate acknowledges:

a)	That Associate has received a copy of this Agreement,

b)	That Associate has read the Agreement carefully before signing it,

c)	That Associate has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of Associate’s own choosing, and

d)	That Associate understands the rights and obligations under this Agreement and enters into this Agreement voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WALMART INC.                SURESH KUMAR

By: _/s/Jackie Telfair            /s/Suresh Kumar
Name: Jackie Telfair
Title: SVP, Global Total Rewards